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                                                        EXHIBIT 5.1

                               July 16, 1998



C-Cube Microsystems Inc.
1778 McCarthy Blvd.
Milpitas, California 95035

     Re:  Registration Statement on Form S-8


Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 16, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 800,000 shares of your Common Stock reserved for issuance under the 1998 Employee Stock Purchase Plan and 3,640,615 additional shares of Common Stock reserved for issuance under the 1994 Employee Stock Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the respective manners referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/  Wilson Sonsini Goodrich & Rosati